Exhibit 99.1

FOR IMMEDIATE RELEASE

Otonomy Appoints Ted Schroeder to Board of Directors

SAN DIEGO, Sept. 1, 2015 – Otonomy, Inc. (Nasdaq: OTIC), a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutics for diseases and disorders of the ear, today announced the appointment of Ted Schroeder to its board of directors. Most recently, Mr. Schroeder led specialty pharmaceutical company Cadence Pharmaceuticals from its founding until its acquisition by Mallinckrodt Pharmaceuticals for $1.4 billion in 2014.

“Ted has strong credentials in hospital-based pharmaceutical sales and marketing that are highly relevant as we move toward the commercialization of AuriPro™ in the United States in the first quarter of 2016,” said David A. Weber, Ph.D., president and CEO of Otonomy. “Furthermore, his experience as both a public company CEO and board member will provide helpful perspective as we transition to a commercial company with an expanding product pipeline.”

Mr. Schroeder co-founded Cadence Pharmaceuticals in 2004 and served as president, CEO and member of the board of directors until the company’s acquisition by Mallinckrodt Pharmaceuticals in 2014 for $1.4 billion. Under his leadership, Cadence raised in excess of $400 million from private and public investors including completion of a successful IPO, and established a strong hospital-based sales and marketing presence in support of its acute care product. Prior to co-founding Cadence he held several roles at Elan Pharmaceuticals including senior vice president of North America sales and marketing and vice president and general manager of the Hospital Products Business Unit, a role he also held at Dura Pharmaceuticals before its acquisition by Elan. Prior to joining Dura, Mr. Schroeder held a number of hospital-related sales and marketing positions with Bristol-Myers Squibb.

Mr. Schroeder currently serves on the board of Cidara Therapeutics (Nasdaq: CDTX) and previously served on the boards of Hyperion Therapeutics, Incline Therapeutics and Trius Therapeutics until their respective acquisitions. Mr. Schroeder is a member of the Sharp Hospital Foundation board and chair of the BIOCOM board of directors. He holds a bachelor’s degree in management from Rutgers University. In 2014, Mr. Schroeder was named the EY Entrepreneur of the Year for the San Diego region and was named a national EOY finalist that same year.

In addition, Otonomy announced that Peter Bisgaard, partner of Novo Ventures, resigned as Otonomy’s chairman and member of its board of directors. Jay Lichter, Ph.D., co-founder of Otonomy and current board member, has been appointed as the new chairman.

“It has been a pleasure working with Mr. Bisgaard for the past five years, and I thank him for the valuable guidance and support he provided Otonomy as our pipeline matured and throughout our transition to a public company,” added Dr. Weber. “I look forward to continuing to work with Dr. Lichter who brings a unique and valuable perspective as both a Ménière’s patient and company co-founder.”

About Otonomy

Otonomy is a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutics for diseases and disorders of the ear. Otonomy’s proprietary technology provides sustained exposure of drugs to the ear following a single administration. Otonomy has three product candidates in development. AuriPro™ is an antibiotic that has completed Phase 3 clinical trials in pediatric patients with middle ear effusion at the time of tympanostomy tube placement surgery, and the FDA has assigned a PDUFA action date of December 25, 2015 for the company’s New Drug Application. OTO-104 is a steroid that has recently completed a Phase 2b clinical trial in 154 patients with Ménière’s disease. Based on these results, Otonomy intends to initiate two parallel Phase 3 trials for OTO-104 in Ménière’s disease patients with at least one trial initiated by the end of 2015. OTO-311 is an NMDA receptor antagonist in development as a treatment for tinnitus. For additional information please visit www.otonomy.com.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or Otonomy’s future financial or operating performance. Forward-looking statements in this press release include, but are not limited to, Otonomy’s expectations regarding the commercial launch of AuriPro in the United States, Otonomy’s transition to a commercial company with an expanding product pipeline, and the initiation and timing of two parallel Phase 3 trials for OTO-104. Otonomy’s expectations regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties. Actual results may differ materially from those indicated by these forward-looking statements as a result of these risks and uncertainties, including but not limited to: Otonomy’s limited operating history and its expectation that it will incur significant losses for the foreseeable future; Otonomy’s ability to obtain substantial additional financing; Otonomy’s dependence on the regulatory and commercial success of AuriPro and OTO-104 and advancing additional product candidates, such as OTO-311; the uncertainties inherent in the clinical drug development process, including, without limitation, Otonomy’s ability to adequately demonstrate the safety and efficacy of its product candidates, the preclinical and clinical results for its product candidates, which may not support further development of product candidates, and challenges related to patient enrollment in clinical trials; Otonomy’s ability to obtain regulatory approval for its product candidates; side effects or adverse events associated with Otonomy’s product candidates; competition in the biopharmaceutical industry; Otonomy’s dependence on third parties to conduct preclinical studies and clinical trials; Otonomy’s dependence on third parties for the manufacture of products; Otonomy’s dependence on a small number of suppliers for raw materials; Otonomy’s ability to protect its intellectual property related to product candidates in the United States and throughout the world; expectations regarding potential market size, opportunity and growth; Otonomy’s ability to manage operating expenses; implementation of Otonomy’s business model and strategic plans for its business, products and technology; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in Otonomy’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the SEC) on August 12, 2015, and Otonomy’s future reports to be filed with the SEC. The forward-looking statements in this press release are based on information available to Otonomy as of the date hereof. Otonomy disclaims any obligation to update any forward-looking statements, except as required by law.

Contacts:

Media Inquiries

Canale Communications

Heidi Chokeir, Ph.D.

Vice President

619.849.5377

heidi@canalecomm.com

Investor Inquiries

Westwicke Partners

Robert H. Uhl

Managing Director

858.356.5932

robert.uhl@westwicke.com

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